RESOLVED, that in addition to the options awarded under the 1998 Long-Term Incentive Plan, as Amended and Restated, the annual fee paid to each of the Corporation's outside directors, effective May 15, 2002, shall be paid the sum of (i) a $7,000 annual base fee, plus $1,000 for each non-telephonic Board of Directors meeting attended, $500 for each telephonic Board of Directors meeting attended, $500 for each non-telephonic Committee meeting attended and $250 for each telephonic Committee meeting attended, payable quarterly in arrears; and (ii) two annual distributions of the Corporation's common stock, each valued at $3,500, distributed on or about July 1 and January 1, with such stock being valued based on its closing price on the last trading day preceding the applicable distribution date.


Adopted by the Board of Directors on 5/15/02



                  RESOLVED, that effective October 1, 2002 that the compensation of the Chairperson of the Audit Committee be, and the same hereby is, increased by $2,500 per annum, with such increase being payable on a quarterly basis.

                  RESOLVED, that $500 shall be paid for outside director's participation and/or attendance at each meeting of the Audit Committee, Personnel and Compensation Committee, Executive Committee and Option Committee, including telephonic meetings, when such director is a member of such Committee, and for participation in and/or attendance at telephonic meetings of the Board of Directors.


Adopted by the Board of Directors on 10/15/02